Exhibit 1

CKF Bancorp, Inc. Announces Earnings for the Three Months Ended March
31, 2004

    DANVILLE, Ky.--(BUSINESS WIRE)--April 13, 2004--CKF Bancorp, Inc. (NASDAQ: CKFB), parent company of Central Kentucky Federal Savings Bank, reported consolidated net earnings of $415,786 for the three months ended March 31, 2004 compared to $344,673 for the three months ended March 31, 2003, an increase of 24.2%. Diluted earnings per share were $.30 for the three months ended March 31, 2004 compared to $.25 diluted earnings per share for the three months ended March 31, 2003.
    Earnings per share reported are reflective of the Company's two-for-one stock split in the form of a 100% stock dividend, which was payable on December 11, 2003.
    Total assets at March 31, 2004 were $147.3 million compared to $145.0 million at December 31, 2003. Deposits were $122.8 million at March 31, 2004 compared to $121.7 million at December 31, 2003, and stockholders' equity was $15.2 million at March 31, 2004 compared to $15.1 million at December 31, 2003.
    Central Kentucky Federal Savings Bank's main office is located at 340 W. Main Street, Danville, Kentucky. The Bank also operates two full service branch offices, located in Danville and Lancaster, Kentucky and a loan production office in Nicholasville, Kentucky.


                          CKF Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                             March 31,   December 31,
     ASSETS                                    2004          2003
                                           ------------  ------------

Cash and cash equivalents                  $  4,920,070  $  3,792,790
Investment securities                         9,623,018    10,263,830
Federal Home Loan Bank stock                  1,750,100     1,732,900
Loans receivable, net                       127,617,642   125,774,932
Allowance for Loan Losses                      (618,623)     (615,089)
Other assets                                  3,997,508     4,034,605
                                           ------------  ------------
    Total assets                           $147,289,715  $144,983,968
                                           ============  ============


     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                   $122,793,689  $121,689,009
Advances from the Federal Home Loan Bank      7,734,159     6,899,835
Other liabilities                             1,569,111     1,327,345
                                           ------------  ------------
    Total liabilities                       132,096,959   129,916,189
Shareholders' equity                         15,192,756    15,067,779
                                           ------------  ------------
    Total liabilities and shareholders'
     equity                                $147,289,715  $144,983,968
                                           ============  ============


            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                              Three months ended
                                                   March 31,
                                               2004          2003
                                           ------------  ------------

Total interest income                      $  2,071,989  $  2,106,091

Total interest expense                          838,707     1,077,454
                                           ------------  ------------
    Net interest income                       1,233,282     1,028,637

Provision for losses on loans                    15,000        30,000
                                           ------------  ------------
    Net interest income after provision
     for losses on loans                      1,218,282       998,637

Other income                                     51,170        47,816

General, administrative and other expense       641,304       541,462
                                           ------------  ------------
    Earnings before income taxes                628,148       504,991

Federal income taxes                            212,362       170,318
                                           ------------  ------------

    NET EARNINGS                           $    415,786  $    334,673
                                           ============  ============


    EARNINGS PER SHARE

      Basic                                $        .30  $        .25
                                           ============  ============
      Diluted                              $        .30  $        .25
                                           ============  ============

    WEIGHTED-AVERAGE SHARES OUTSTANDING

      Basic                                   1,364,996     1,336,156
                                           ============  ============
      Diluted                                 1,398,644     1,357,918
                                           ============  ============

    CONTACT: CKF Bancorp Inc., Danville
             John Stigall, 859-236-4181
             Fax: 859-236-4363